                                                                     Exhibit 12

                       W. R. GRACE & CO. AND SUBSIDIARIES
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
            COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (a)
                          (in millions, except ratios)
                                   (Unaudited)

                                                                                                                Three Months Ended
                                                                       Years Ended December 31,(c)                    March 31,
                                                       ------------------------------------------------------    -----------------
                                                       1997(d)    1996(e)     1995(f)    1994(g)      1993(h)     1998      1997(c)
                                                       -------    -------     -------    -------      -------     ----      -------

Net income/(loss) from continuing operations           $  88.2    $ 112.9    $ (324.8)   $ (185.4)    $ (106.7)   $ 11.8    $  11.1
   Add/(deduct):
   Provision for/(benefit from) income taxes              55.2       70.4      (192.4)     (120.9)       (55.5)      7.6        6.4

   Income taxes of 50%-owned companies....                  --         --          --          --           .1        --         --

   Equity in unremitted (earnings)/losses
     of less than 50%-owned companies.....                (7.0)       (.4)         .8         (.6)         (.5)     (1.9)        --

   Interest expense and related financing costs,
     including amortization of capitalized interest       87.6      160.8       179.8       138.5        122.7      21.4       20.0

   Estimated amount of rental expense
     deemed to represent the interest factor               6.9        8.4         8.5        10.1         11.3       1.8        1.6
                                                       -------    -------    --------    --------     --------    ------    -------

Income/(loss) as adjusted.................             $ 230.9    $ 352.1    $ (328.1)   $ (158.3)    $  (28.6)   $ 40.7    $  39.1
                                                       =======    =======    ========    ========     ========    ======    =======

Combined fixed charges and preferred stock
     dividends:
   Interest expense and related financing costs,
     including capitalized interest.......             $  92.4    $ 177.1    $  195.5    $  143.2     $  122.8    $ 21.0    $  24.5

   Estimated amount of rental expense
     deemed to represent the interest factor               6.9        8.4         8.5        10.1         11.3       1.8        1.6
                                                       -------    -------    --------    --------     --------    ------    -------

Fixed charges.............................                99.3       185.5      204.0       153.3        134.1      22.8       26.1

Preferred stock dividend requirements(b)..                  --         .6          .5          .5           .8        --         --
                                                       -------    -------    --------    --------     --------    ------    -------

Combined fixed charges and preferred
   stock dividends........................             $  99.3    $ 186.1    $  204.5    $  153.8     $  134.9    $ 22.8    $  26.1
                                                       =======    =======    ========    ========     ========    ======    =======

Ratio of earnings to fixed charges.....                   2.33       1.90       (i)          (i)          (i)       1.79       1.50
                                                       =======    =======    ========    ========     ========    ======    =======

Ratio of earnings to combined fixed charges
   and preferred stock dividends..........                2.33       1.89       (i)          (i)          (i)       1.79       1.50
                                                       =======    =======    ========    ========     ========    ======    =======

     (a) Grace's preferred stocks were retired in 1996; for additional information, see Note 1 to the Consolidated Financial Statements in the 1996 10-K.

     (b) For each period with an income tax provision, the preferred stock dividend requirements have been increased to an amount representing the pretax earnings required to cover such requirements based on Grace's effective tax rate.

     (c) Certain amounts have been restated to conform to the 1998 presentation.

     (d) Includes a pretax gain of $103.1 on sales of businesses, offset by a pretax provision of $47.8 for restructuring costs and asset impairments.

     (e) Includes a pretax gain of $326.4 on sales of businesses, offset by pretax provisions of $229.1 for asbestos-related liabilities and insurance coverage and $34.7 for restructuring costs and asset impairments.

     (f) Includes pretax provisions of $275.0 for asbestos-related liabilities and insurance coverage; $151.3 relating to restructuring costs, asset impairments and other activities; $77.0 for environmental liabilities at former manufacturing sites; and $30.0 for corporate governance activities.

     (g) Includes a pretax provision of $316.0 relating to asbestos-related liabilities and insurance coverage.

     (h) Includes a pretax provision of $159.0 relating to asbestos-related liabilities and insurance coverage.

     (i) As a result of the losses incurred for the years ended December 31, 1995, 1994 and 1993, Grace was unable to fully cover the indicated fixed charges.